EXHIBIT 99.2

A4S TECHNOLOGIES, INC.

COMPENSATION COMMITTEE CHARTER

Purpose and Authority

The purpose of the Compensation Committee (the “Committee”) is to discharge the responsibilities of the Board of Directors (the “Board”) relating to compensation of the Company’s officers. The Committee shall have overall responsibility for approving and evaluating officer compensation plans, policies and programs of the Company.

The Committee shall determine, or make a recommendation to the Board to determine, compensation of the Company’s Chief Executive Officer. At least annually, the Committee shall conduct an evaluation of Chief Executive Officer and senior executive officer compensation and retention terms. The Committee shall also have all authority necessary to fulfill the duties and responsibilities assigned to the Committee in this Charter or otherwise assigned to it by the Board.

Composition

Independence

The Committee shall be composed of three or more directors, as determined by the Board, each of whom shall meet the independence requirements established by the National Stock Market (“Nasdaq”), within one year of the closing date of the Company’s initial public offering of its securities.

Notwithstanding the foregoing, one director who is not independent and who is not a current employee of, or an immediate family member of a current employee of, the Company may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its shareholders, and the Board discloses such determination, the nature of the relationship, and the reason for the determination in the next annual proxy statement or, if the Company does not file a proxy statement, in the next annual report on Form 10-K. A director who is appointed to the Committee pursuant to this exception may not serve in excess of two years.

Until the Company expands the Board to include three independent directors, the Committee shall be composed of two independent directors.

Appointment and Removal of Members

The members of the Committee shall be appointed by the Board. The Board may remove any member from the Committee at any time with or without cause.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities, in addition to any duties and responsibilities assigned to the Committee from time to time by the Board.

Compensation Philosophy and Goals

•	Develop executive compensation philosophy and establish and annually review and approve policies regarding executive compensation programs and practices.

CEO and Executive Compensation

•	Review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation based on this evaluation.

•	Review the Chief Executive Officer’s recommendations with respect to, and approve annual compensation for, the Company’s other executive officers.

•	Establish and administer annual and long-term incentive compensation plans for key executives.

•	Recommend to the Board for its approval and, where appropriate, submission to the Company’s shareholders, incentive compensation plans and equity-based plans.

•	Recommend to the Board for its approval changes to executive compensation policies and programs.

•	Review and approve all special executive employment, compensation and retirement arrangements.

Stock Ownership Guidelines

•	Annually review executive stock ownership.

Tax-Qualified Plans

•	Recommend to the Board for Board action, all Internal Revenue Service tax-qualified retirement plans and all plan amendments that are non-administrative in nature; fulfill ERISA fiduciary and non-fiduciary functions by approving and recommending to the Board for Board action:

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•	the designation of the trustee and the execution of trust agreements for any such plan or plans;

•	the termination, merger or consolidation of any such plan or plans; and

•	the extension of plan participation to employees of affiliates or subsidiaries.

Nonqualified Benefit Plans

•	Recommend to the Board for Board action all nonqualified benefit plans and all plan amendments that are non-administrative in nature; approve and recommend to the Board for its action:

•	the designation of the trustee and the execution of trust agreements for any such plan or plans;

•	the termination, merger or consolidation of any such plan or plans; and

•	the extension of plan participation to employees of affiliates or subsidiaries.

•	Periodically review plan administration, participation and regulatory compliance of nonqualified plans.

Nonexecutive Incentive Plans

•	Review management’s recommendations for other nonexecutive corporate incentive plans and annually review plan goals and results.

Reports

•	Provide minutes of Committee meetings to the Board and report to the Board on any significant matters arising from the Committee’s work, including awards for top executives and special executive employment, compensation and retirement arrangements.

•	Prepare the report on executive compensation required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Management Selection, Review and Development

•	Determine procedures for selection of the Chief Executive Officer and other senior management.

•	Determine procedures for Board review of, and for communicating such review to, the Chief Executive Officer and other senior management.

•	Develop guidelines for, and monitor compliance with, long-range succession planning.

•	Develop and maintain, in consultation with the Chair of the Board and the Chief Executive Officer, a short-term succession plan for unexpected situations affecting the Chief Executive Officer and senior management.

•	Monitor procedures relating to executive development.

Meetings

The Committee shall establish a meeting calendar annually. The Committee may hold such other meetings as are necessary or appropriate in order for the Committee to fulfill its responsibilities. In the absence of a member designated by the Board to serve as chair, the members of the Committee may appoint from among their number a person to preside at their meetings. When appropriate, the Committee may meet in separate executive session with management, employees, internal auditor, if applicable, and the independent auditor to discuss matters that the Committee or the other groups believe warrant Committee attention.

Evaluation

The Committee shall review and reassess this Charter at least annually and, if appropriate, propose changes to the Board.

The Committee shall obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations for improvement.

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